Mr. Brad Yopp
Chief Financial Officer
Ultra Pac, Inc.
21925 Industrial Boulevard
Rogers, MN 55374-9474

Re: Commitment to Extend Term Credit Facility

Dear Mr. Yopp:

      Norwest Bank Minnesota, National Association ("Norwest") is pleased to present this commitment to extend the term credit facility described below to Ultra Pac, Inc. This commitment is expressly conditioned as set forth in paragraph 17.

      1.    BORROWER. Ultra Pac, Inc., a Minnesota corporation.

      2. TERM FACILITY. Committed term loan made in a single advance equal to $2,600,000.

      3. USE OF PROCEEDS. The proceeds of the Term Facility shall be used to refinance a portion of existing revolving loans from Norwest and West One Bank, Idaho (West One").

      4. REPAYMENT. The Term Facility will be due and payable in full on May 3l, 1997 (the "Maturity Date"). The Term Facility will have monthly principal payments of $75,000.

      5. INTEREST RATE. The base rate of interest ("Base Rate") announced by Norwest from time to time plus 3.0%. All interest is floating, payable monthly in arrears and calculated on the basis of actual days elapsed in a 360 day year. After an event of default (an "Event of Default") under any Loan Document, the Senior Facility (defined below) or any other credit agreement of the Borrower, Norwest, in its sole discretion, may impose a discretionary default rate of interest equal to an additional 2%, which such default rate shall be retroactively effective to the date of such Event of Default.

      6. COLLATERAL. A security interest in all of the Borrower's personal property (except as provided below), including without limitation, all inventory, accounts receivable, equipment, documents, instruments, general intangibles (including intellectual property); said security interest shall be subordinate ONLY to (i) Norwest Credit, Inc. ("NCI") and (ii) certain lenders, with respect only to certain equipment, in which Norwest currently does not hold a first priority security interest; provided, however, that pursuant to the Debt Subordination Agreement described below, Norwest shall have a first priority lien on all proceeds of the Borrower's tax refund (the "Tax Refund") for the fiscal year ended January 31, 1996.

      7. LOAN DOCUMENTS. The Loan Documents executed by the Borrower shall include a promissory note evidencing the Term Facility, a Credit and Security Agreement (the "Credit Agreement"), the Warrants described below, the Security Documents described below, the Management Support Agreement described below, the Subcontractor's Acknowledgment and Notices described below, the Debt Subordination Agreement described below and any other documents required by Norwest. All Loan Documents must be satisfactory to Norwest.

      8.    SECURITY DOCUMENTS. The Security Documents will include:

            (a) LANDLORD'S AND MORTGAGEE'S DISCLAIMERS AND CONSENTS. The Borrower will obtain disclaimers and consents from each of its landlords and mortgagees, pursuant to which, among other things, Norwest will be able to use any premises used by the Borrower for a period of up to 105 days.

            (b) ASSIGNMENT OF LIFE INSURANCE. The Borrower will assign to Norwest as collateral its key man life insurance policy on the life of Calvin Krupa.

      9. SUBCONTRACTOR'S ACKNOWLEDGMENT. Norwest will require a Subcontractor' s Acknowledgment of the Borrower' s ownership of certain inventory and equipment to be executed by Hands, Inc., and a Notice of Ownership of Goods to be delivered to each secured creditor of Hands, Inc.

      l0. WARRANTS. The Borrower will issue, with terms and in form satisfactory to Norwest, warrants to Norwest for the purchase of 80,000 shares of common stock.

      11. MANAGEMENT SUPPORT AGREEMENT. No guarantee will be required. However, Norwest will require a management support agreement from Calvin Krupa which provides for, among other things, personal liability in case of fraud, an agreement to assist Norwest at its request with an orderly liquidation of the collateral, and a liquidated damages clause in the event of a breach of such agreements equal to $100,000.

      12. DEBT SUBORDINATION AGREEMENT. Norwest will require a debt subordination agreement by and between NCI and Norwest pursuant to which NCI subordinates to Norwest its security interest in the Tax Refund.

      13. EXPENSES. The Borrower will pay all reasonable attorney fees and expenses related to the preparation and execution of the Loan Documents and any participation sold to other lenders, plus any subsequent amendments or additional documentation.

      14. REPORTING. The financial reporting requirements will include, but may not be limited to: Annual audited financial statements and annual CPA Management Letter prepared in accordance with GAAP within 90 days of fiscal year-end prepared by an independent auditor acceptable to Norwest; Monthly internally-prepared financial statements within 20 days of each month-end; Monthly compliance certificates certifying compliance with loan covenants, within 20 days of each month-end; Monthly updates provided by consultants and Borrower management outlining recommendations and progress of recommendation implementation; Annual financial projections, by month, due 30 days prior to the beginning of the next fiscal year; and any other information Norwest may reasonably request.

      15. FINANCIAL COVENANTS. Financial performance covenants will include but may not be limited to: Minimum earnings test; Minimum inventory turn ratio; Minimum tangible net worth test; Maximum leverage ratio; Limitations on capital expended for research and development; Limitations on capital expenditures, dividends, inter-company loans, and other restricted payments; and limitations on the sale of assets.

      16. OTHER TERMS AND CONDITIONS. The Loan Documents will also contain other restrictions and requirements including without limitation:
            (i) all proceeds of the Tax Refund shall be immediately applied to the Term Facility; (ii) no mergers, acquisitions or other investments or advances to any officer or affiliate without the prior approval of Norwest; (iii) customary representations and warranties; (iv) if a change of management or ownership control occurs, the Term Facility shall be payable upon demand; (v) no distributions, advances or loans to stockholders; (vi) compensation plans and bonuses to be paid to Brad Yopp and Calvin Krupa acceptable to Norwest.

      17. CONDITIONS PRECEDENT TO NORWEST'S OBLIGATIONS. Norwest shall have no obligation to extend the credit facilities as described herein or make any advance thereunder unless the following conditions are satisfied:

            (a) There must be no material adverse change in the business, operations, property or financial or other condition of the Borrower at any time since March 31, 1996 the date of the most recent financial statement of the Borrower provided to Norwest.

            (b) West One must have entered into a participation agreement with Norwest, pursuant to which West One agrees to purchase an undivided 45% (or greater) participating interest in the Term Facility.

            (c) The Borrower shall have secured a senior term loan and senior revolving line of credit from NCI (collectively, the "Senior Facility") in the amount not to exceed $4,712,000 and $9,500,000, respectively.

            (d)   There must be no Event of Default in existence.

            (e) Norwest shall have received the following items, each satisfactory to Norwest in its sole discretion: (i) the Loan Documents, duly executed on behalf of the Borrower; (ii) satisfactory searches showing that no UCC, tax, judgment or other lien is filed against the Borrower except those in favor of Norwest, filed pursuant to the Senior Facility or otherwise acceptable to Norwest; (iii) an opinion of counsel to the Borrower with respect to the Loan Documents; (iv) an executed agreement by and between Eastman Chemical Company and the Borrower with respect to credit limit and sales terms; (v) executed Debt Payment Moratorium Agreements from CIT, USL Capital and Norwest Equipment Finance, Inc. and (vi) certain other requirements as described in the Loan Documents.

            (f) The Borrower must have (i) extended reasonable offers to retain consulting services on an extended basis with Jack Daugherty and Quazar Capital with terms and conditions satisfactory to Norwest and (ii) upon any rejection of such offer or offers, located and executed consulting agreements with replacements for such party or parties that are acceptable to Norwest in its sole discretion.

            (g) The Borrower must have (i) extended a reasonable employment offer to a qualified chief operating officer (to the satisfaction of Norwest) on or prior to May 15, 1996 and (ii) upon the rejection of such offer, instituted a reasonable contingency plan to find a replacement for such position acceptable to Norwest.

      18. EXPIRATION OF COMMITMENT. This commitment to extend the Term Facility to the Borrower shall expire if each condition precedent to the Credit Agreement has not been met or the Loan Documents have not been fully executed by 4:00 p m. (Minneapolis time) on May 31, 1996.

      Please indicate your acceptance of this commitment by signing the duplicate original of this letter and returning it to the attention of Laura Oberst by no later than April 26, 1996. Upon Norwest's receipt of the signed duplicate letter (either the original or a facsimile), Norwest will initiate the documentation process. Please contact Laura Oberst at 667-5714 should you have any questions or require additional information.

                                        Very truly yours,

                                        NORWEST BANK MINNESOTA,
                                        NATIONAL ASSOCIATION

                                        By /s/ Laura Oberst
                                           Laura Oberst
                                           Its Vice President


Acknowledged and Agreed to this
________ day of _____________, 1996


Ultra Pac, Inc.

By _____________________________

   Its _________________________